Exhibit 99.1

Vineyard National Bancorp

Press Release

Vineyard National Bancorp Announces

Initiation of a Quarterly Cash Dividend

Rancho Cucamonga, CA. (July 24, 2003) — Vineyard National Bancorp (NASDAQ:VNBC), the parent company for Vineyard Bank, announced the initiation of a quarterly cash dividend. The Company’s Board of Directors declared a $0.02 per share cash dividend, payable on August 26, 2003, to shareholders of record as of August 11, 2003.

“The Company’s shareholders have been patient and supportive of our efforts to increase the franchise value of the Vineyard brand. We have just completed a record quarter in earnings and growth, and the Board of Directors believes that it is now the appropriate time to initiate a quarterly cash dividend,” stated Norman Morales, president and chief executive officer. “Our common stock has increased by more than 130% over the past twelve months.”

Vineyard National Bancorp, with approximately $650 million in assets, announced on July 8, 2003, its second quarter earnings and growth performance. Net earnings for the quarter ended June 30, 2003 were $1.8 million, or $0.58 per diluted share, compared with net earnings of $0.8 million, or $0.28 per diluted share, for the same quarter ended in 2002. The growth in earnings of $1.1 million represented an increase of 143% over the comparable period last year. Diluted net earnings per share increased 107%, which produced a return on beginning common equity for the period of 41% and a return on average common equity of 39%.

For the six months ended June 30, 2003, the Company reported record net earnings of $3.1 million, or $0.97 per diluted share, compared with net earnings of $1.1 million, or $0.42 per diluted share, for the same period in 2002. The growth in earnings of $2.0 million represented an increase of 179% over the comparable period last year. Net earnings for the first six months of 2003 exceed the Company’s net earnings for the entire year of 2002. Diluted net earnings per share increased 131% for the six month period ended June 30, 2003 over the comparable period in 2002, which produced a return on beginning equity for the period of 34% and a return on average equity of 33%.

As a continuing component to its Shareholders’ Relations Program, the Company has prepared an expanded presentation describing its operating performance and strategies. The presentation may be accessed at www.vineyardbank.com.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. Vineyard Bank operates eight full-service branches located in Rancho Cucamonga, Blue Jay, Chino, Corona, Crestline, Diamond Bar, Irwindale and La Verne, in addition to loan production offices in Manhattan Beach, San Diego, Beverly Hills, and Irvine. Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol “VNBC”.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices

9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (909) 945-2975 Email address: shareholderinfo@vineyardbank.com